                                                                   EXHIBIT 10.15


                                             March 8, 1989



Mr. James M. Kilts
871 Woodstream Court
Lake Forest, IL  60045

Dear Jim:

On behalf of Philip Morris Companies Inc., I would like to thank you for your efforts in connection with the integration of the management of our food operations. Your continued participation in this integration is essential to enable us to build an effective food operations management team that will assure future growth and continued success. The purpose of this letter is to confirm our recent understandings regarding your Deferred Incentive Payment.

In recognition of your importance to management of the food operations, we have agreed that you will be paid a Deferred Incentive Payment designed to provide you with a special incentive to remain with us during the integration of Kraft
and General Foods.   Your Deferred Incentive Payment award will be computed and paid to you at the time and in the form described in Appendix A.

If your employment terminates for any reason (including death), you will be entitled, subject to the following provisions, to the amount of any Deferred Incentive Payment, including any interest, dividends and appreciation thereon, and also entitled to any unpaid compensation. Generally, any payment to which you are entitled on termination of employment will be paid to you within 30 days of your date of termination. However, if you retire or otherwise voluntarily terminate employment prior to February 15, 1991, your Deferred Incentive Payment will be paid in accordance with Appendix A. If your employment is terminated prior to February 15, 1991, for any reason you will not be entitled to other payments under any severance plan or policy.

Although our discussions have focused on your employment during the next two years, we recognize the need to provide a level of continuing financial assurance after the expiration of the two-year business integration period. In the event your employment is involuntarily terminated without cause after February 15, 1991, you will receive an amount equal to the greater of (1) the sum of your annual base salary at the rate in effect at the time your employment is terminated and the annual incentive payment (excluding amounts attributable to the Deferred Incentive Payment) which you received for the most recent calendar year for which the computation of such award has been made at the time of your termination of employment, or (2) the amount to which you would be entitled under the terms of the normal severance plans or policies of Philip Morris Companies Inc. or its subsidiaries then applicable to you.

Whenever your employment terminates, you and your family will be covered by lifetime medical, dental and life insurance benefits on terms at least as favorable as those currently available to other peer executives retiring from service with Kraft, Inc., but not less favorable than those available to you and your family, in the aggregate, under the medical, dental and life insurance plans of Kraft, Inc. as of December 1, 1988 (for this purpose the Kraft, Inc. life insurance plan for active employees shall be applicable until age 65 and thereafter the Kraft, Inc. life insurance plan for retired employees shall be
applicable).   If you are reemployed and are eligible to receive any medical or dental benefits under your new employer's plans, the medical and dental plans of Philip Morris Companies Inc. or its subsidiaries will only provide secondary coverage to you and your family during such applicable period of eligibility under the new employer's plans.

This letter is intended to summarize our previous understanding relating to your employment with Philip Morris Companies Inc. and its subsidiaries. It replaces any prior employment agreements you had with Kraft or Philip Morris Companies Inc. or its subsidiaries, and any such agreements are to be of no effect. However, nothing in this letter precludes you from participating in any compensation plan, benefit plan or other executive benefit which is generally available to similarly situated executives of Kraft, Inc. or its successors and which has not been expressly addressed by this letter. Nothing in this letter replaces or otherwise changes the obligations of Philip Morris Companies Inc. under its indemnification agreement with you dated December 16, 1988.

The payments referred to in this letter are obligations of your employer.
Philip Morris Companies Inc. will cause your employer to comply with the terms of this letter and to assume its obligations and will also serve as a guarantor with respect to the payments. In the event of any merger, reorganization or similar event, Philip Morris Companies Inc. will cause any successor entity to assume the obligations evidenced by this letter. In addition, if payment of any of the amounts provided for in Appendix A subjects you to federal excise tax, on those amounts or any other amounts you have received, you will receive additional

                                     - 2 -
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payments sufficient to place you in the position that would have existed had no such excise tax been payable.

If this letter accurately describes the matters set forth above, please sign the enclosed copy of this letter and Appendix A which should be returned to us, and will then constitute our entire agreement on this subject.

                                     Sincerely,

                                     PHILIP MORRIS COMPANIES INC.



                                     By /s/ Richard L. Snyder
                                        ----------------------------
                                        Richard L. Snyder
                                        Senior Vice President, Human
                                        Resources and Administration

Agreed to this 12th day of
               ----

March                    , 1989
- -------------------------



By /s/ James M. Kilts
   ---------------------------------
   James M. Kilts
   Senior Vice President
   Strategy & Development

                                   APPENDIX A
                           DEFERRED INCENTIVE PAYMENT
                           --------------------------


On the terms and conditions set forth in the attached letter agreement and this Appendix, your employer and Philip Morris Companies Inc. promise to make the Deferred Incentive Payment as follows:

     (a) A "shadow stock account" will be credited as of February 15, 1989, with 10,946 shadow shares. Each shadow share will have a value equal
               ------
          to that of one share of the common stock of Philip Morris Companies
          Inc.

     (b) When dividends are paid on the common stock, additional shadow shares will be credited to the account in an amount determined by multiplying the number of shadow shares by the dividend per share paid on the common stock and dividing this product by the closing price of the common stock on the New York Stock Exchange on the date the dividend is paid.

     (c) The number and value of shadow shares will be appropriately adjusted in the event of any stock dividend, stock split, subdivision or combination of shares, reclassification or conversion of stock in the event of a merger or consolidation, or similar event with respect to the common stock so that the aggregate value of shadow shares credited will be at least as great immediately after as immediately before any such event. In the event of any dissolution or liquidation of Philip Morris Companies Inc., or if trading in the common stock on the New York Stock Exchange ceases for five or more consecutive days during which such Exchange is open for trading, then regardless of any other provision of this Appendix you will receive an immediate cash payment of an amount equal to the value of the shadow stock account computed on the basis of the average closing prices for the common stock on the New York Stock Exchange on the last five days on which such stock was traded.

     (d) The number of shadow shares shall also be adjusted in the following circumstances:

          (i) In the event that on or before February 15, 1991, you die, become disabled for six consecutive months, have your employment involuntarily terminated, or take normal or employer approved early retirement, the number of shadow shares credited to your shadow stock account will be increased by the amount, if any, necessary to bring the aggregate value of the shadow shares credited, determined as of the date of any such event, to the amount determined by crediting $1,094,535 with interest from
                                              ----------
               December 6,

               1988 to the date of such event at a rate equal to (A) the annual rate on 12 month obligations of the United States Treasury on February 15, 1989 for the portion of the period prior to February 15, 1990, and (B) the annual rate on such obligations on February 15, 1990 (applied to the balance of both principal and interest on that date) for any portion of the period on or after February 15, 1990.

          (ii) If you continue your employment with Philip Morris Companies Inc. or any of its subsidiaries until February 15, 1991, the number of shadow shares credited to your shadow stock account shall be increased in the amount, if any, necessary to bring the aggregate value of the shadow shares credited to your account on February 15, 1991 to the amount determined by crediting the dollar amount specified in (i) above with interest at the rates and in the manner described therein to February 15, 1991.

For purposes of this Appendix, other than for purposes of the last sentence of paragraph (c), the value of each shadow share will be the closing price of a share of the common stock on the most recent New York Stock Exchange trading day preceding the date of the determination of value.

     (e) The amount of the Deferred Incentive Payment payable to you will be determined by multiplying the number of shadow shares credited to you on the most recent New York Stock Exchange trading day preceding
          payment by the closing price of the common stock on such day.   Such
          amount shall be paid to you in cash, or at the discretion of Philip Morris Companies Inc. in shares of common stock equal in number to your shadow shares, at the time you select by initialing one of the following alternative payment schedules:

          [_] The Deferred Incentive Payment will be paid within 30 days after the earliest to occur of your death, disability for six consecutive months, or other termination of employment; except in the event of your voluntary termination of employment for reasons other than normal or employer approved early retirement, the Deferred Incentive Payment will be paid no earlier than February 15, 1991.

                                       OR

          [_] The Deferred Incentive Payment will be paid within 30 days after the earliest to occur of your death, disability for six consecutive months, other termination of employment, or February
                                                                       --------
               16, 1991; except in the event of your voluntary termination of
               --------
               employment for reasons other than normal or employer approved early retirement, the Deferred Incentive Payment will be paid no earlier than February 15, 1991.

Your entitlement to the Deferred Incentive Payment does not constitute an interest in specific assets of your employer or Philip Morris Companies Inc. Your status with respect to such payment shall be that of an unsecured general creditor.

The Deferred Incentive Payment may not be assigned or otherwise transferred by you (other than by your will or by operation of law in the event of your death) prior to the date you actually receive such payment or payments.


                                    PHILIP MORRIS COMPANIES INC.



                                    By /s/ Richard L. Snyder
                                      ---------------------------------
                                      Richard L. Snyder
                                      Senior Vice President, Human
                                      Resources and Administration



Agreed to this 12th day of
               ----

March                  , 1989
- -----------------------

By /s/ James M. Kilts
   ------------------------------------
   James M. Kilts
   Senior Vice President
   Strategy & Development